Exhibit 10



                     CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement for Janus Advisor Series on Form N-1A of our report dated February 2, 2000, relating to the financial statements and financial highlights which appear in the December 31, 1999 Annual Report to Shareholders of the Janus Aspen Series, which is also incorporated by reference into this Registration Statement. We also consent to the use in this Registration Statement of our report dated September 29, 2000, relating to the financial statements and financial highlights of Janus Aspen Series which appear in such Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.




/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Denver, Colorado
December 18, 2000